Exhibit 10.16
AMENDMENT TO
THE DURIRON COMPANY, INC.
FIRST MASTER BENEFIT TRUST
AND
THE DURIRON COMPANY, INC.
SECOND MASTER BENEFIT TRUST
     This AMENDMENT to the DURIRON COMPANY, INC. FIRST MASTER BENEFIT TRUST (the “First Trust”) and the DURIRON COMPANY, INC. SECOND MASTER BENEFIT TRUST (the “Second Trust” and, with the First Trust, the “Trusts”), is made and entered into this 22nd day of December, 2008 (the “Effective Date”), by and between Flowserve Corporation (“Flowserve”), a New York Corporation, and JPMorgan Chase Bank, N.A., in its capacity as Trustee hereunder (the “Trustee”).
     WHEREAS, The Duriron Company, Inc. (“Duriron”), established the Trusts as grantor trusts to hold assets to satisfy obligations under various non-qualified employee benefit plans sponsored by the Duriron Company, Inc., with Bank One, Dayton, N.A., as Trustee thereunder; and
     WHEREAS, Flowserve is the successor in interest to Duriron with respect to each such Trust;
     WHEREAS, the JPMorgan Chase Bank, N.A., in its capacity as Trustee, is the successor in interest to the original trustee of each such Trust;
     WHEREAS, Section 13.2 of each Trust permits the amendment of such Trust by Flowserve and the Trustee without obtaining the consent of the participants in the Trust if such amendment or waiver does not adversely affect the rights of such participants;
     WHEREAS, section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) has been enacted and has been amended by the Pension Protection Act of 2006, and Flowserve has determined that it is necessary or advisable to make certain related amendments and clarifications to the Trusts;
     WHEREAS, Flowserve and the Trustee intend to amend and restate the First Trust in its entirety within 90 days of the Effective Date; and
     WHEREAS, nothing herein is intended to constitute a material modification of any deferred compensation arrangement under which all deferred amounts were earned and vested as of December 31, 2004 and which Flowserve has or shall have designated as not subject to section 409A of the Code pursuant to Treasury Regulation 1.409A-6, and this Amendment shall be interpreted accordingly;
     NOW, THEREFORE, in consideration of the mutual agreements contained herein and for other good and valuable considerations, the parties hereto agree as follows:
1. Effective as of the Effective Date, the First Trust is recaptioned the “Flowserve Corporation First Nonqualified Benefits Trust Agreement.”
2. Effective as of the Effective Date, the Second Trust is recaptioned the “Flowserve Corporation Second Nonqualified Benefits Trust Agreement.”

3. Effective as of the Effective Date, Paragraph C of Article II of each Trust is amended to provide in its entirety as follows:
     C. “Company” means Flowserve Corporation and any successor to such entity.
4. Effective as of the Effective Date, Article III of each Trust is amended by inserting the following new paragraph at the end thereof:
     It is the intent of the Company that all benefits payable under the Plans that were earned and vested as of December 31, 2004 (the “Grandfathered Benefits”) not be subject to section 409A of the Code. Accordingly, except as explicitly provided therein, no amendment to any Plan or the Trust shall be effective with respect to the Grandfathered Benefits if such amendment would constitute a material modification for purposes of section 409A of the Code and the regulations and other guidance issued thereunder.
5. Effective as of the Effective Date, Section 4.1 of each Trust is amended by inserting after the phrase “(‘Payment Schedules’)” the phrase “in each case determined in accordance with the terms of the applicable Plan and any valid election by the Executive thereunder.”
6. Effective as of the Effective Date, Section 4.2 of each Trust is amended by deleting the following text:
In the event that an Executive reasonably believes that the Payment Schedule, as modified, does not properly reflect the amount payable to such Executive or the time or form of payment from the Trust assets in respect of any Plan, such Executive shall be entitled to deliver to the Trustee written notice (the “Executive’s Notice”) setting forth payment instructions for the amount the Executive believes is payable under the relevant terms of such Plan. The Executive shall also deliver a copy of the Executive’s Notice to the Company within three (3) business days of the delivery to the Trustee. Unless the Trustee receives written objection from the Company within thirty (30) business days after receipt by the Trustee of such notice, the Trustee shall make the payment in accordance with the payment instructions set forth in the Executive’s Notice.
and inserting in its place the following new text:
At the direction of the Company, payment under a Payment Schedule may be delayed to the extent required to comply with the provisions of Section 409A of the Code requiring delay of distribution to “specified employees” upon a separation from service.
7. Effective as of the Effective Date, Section 4.5 of each Trust is amended to provide in its entirety as follows:
     4.5 Distributions in the Event of Taxability. Notwithstanding anything contained in this Trust Agreement to the contrary, if at any time any Plan fails to meet the requirements of section 409A of the Code and if a tax is finally determined by the Internal Revenue Service to be payable by one or more Participants or beneficiaries with respect to any interest in the Plan or the Trust pursuant to section 409A of the Code, a payment to the affected Participant or beneficiary shall be made under the Trust. Such payment shall not exceed the amount required to be included in income as a result of the failure to comply with the requirements of section 409A of the Code. The Trustee shall distribute such interest in a lump sum to each Participant or beneficiary entitled thereto regardless of whether such Participant’s employment has terminated and regardless of form and time of payments specified in or pursuant to the Plan as directed by the Company. In addition, the Company may direct that payment of benefits be made from the Trust in connection with the termination of a Plan or Plans in accordance with Treasury Regulation section 1.409A-3(j)(4)(ix). Notwithstanding anything to the contrary in this Section 4.5, no payment to a Participant or beneficiary shall be made if such payment would constitute an impermissible acceleration of payment under section 409A of the Code that is not subject to an applicable exception thereunder.
8. Effective as of the Effective Date, Section 14.4 of each Trust is amended by substituting for the address contained therein for mailings to “the Company” the following new address:
Flowserve Corporation
Attn: Ronald F. Shuff
Vice President, Secretary and General Counsel
5215 North O’Connor Boulevard, Suite 2300
Irving, TX 75039-5418
9. Effective as of the Effective Date, Section 14.4 of each Trust is amended by substituting for the address contained therein for mailings to “the Trustee” the following new address:
JPMorgan Chase Bank, N.A.
Attn: Theresa Granacher, OH1-0634
1111 Polaris Parkway, Suite 2N
Columbus, OH 43240

IN WITNESS WHEREOF, Flowserve and the Trustee have signed this Amendment as of the Effective Date.

FLOWSERVE CORPORATION
By:	/s/ Ronald F. Shuff
Title: Senior Vice President, Secretary and General Counsel

JPMORGAN CHASE BANK, N.A.
By:	/s/ Norma Schneiderman
Title: Assistant Vice President